Exhibit 99.1

Verisk Analytics, Inc., Reports First-Quarter 2012 Financial Results

Delivers 10.7% Revenue Growth and 17.5% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., May 1, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter ended March 31, 2012:

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.44 for first-quarter 2012. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.47 for first-quarter 2012, an increase of 17.5% versus the same period in 2011.

•

Total revenue increased 10.7%, and excluding the impact of recent acquisitions, total revenue grew 7.7% for first-quarter 2012. Revenue growth in the first quarter was driven by a 16.9% increase in Decision Analytics revenue, with additional contribution from the 3.1% growth in Risk Assessment revenue. Risk Assessment revenue growth excluding the transfer of $2.9 million of revenue to Decision Analytics in first-quarter 2012 was 5.2%.

•	EBITDA increased 14.5% to $159.2 million for first-quarter 2012, with an EBITDA margin of 45.9%.

•	Net income was $74.6 million for first-quarter 2012 and adjusted net income was $79.8 million, an increase of 13.2% and 12.4%, respectively, versus the comparable period in 2011.

•

On March 30, 2012, the company closed the acquisition of MediConnect Global for a total purchase price of $348 million. The company funded the transaction from cash on hand and debt borrowings as reflected in the March 31, 2012 balance sheet. Income statement contributions from MediConnect will be included beginning in second-quarter 2012.

•

In first-quarter 2012, the company repurchased a total of $38.9 million of its common stock under its existing repurchase program. As of March 31, 2012, the company had $267.9 million remaining under its share repurchase authorization.

Frank J. Coyne, chairman and chief executive officer, said, “We’re pleased to start 2012 with strong performance both from a top-line and bottom-line perspective. Our insurance solutions continue to grow nicely even in comparison to 2011, when we had the benefit of a more active storm season. We’re also feeling positive effects from the improved performance of our insurance customers.”

“While the macroeconomic conditions in the mortgage market continue to be uncertain, we see longer-term opportunities as the market stabilizes, likely in 2013 and beyond. Our healthcare business continues to perform well, and we expect continued positive results in 2012. The addition of MediConnect to our solution set is valuable to our customers and will allow us to continue to be an analytics leader.”

“In aggregate, I’m optimistic about our ability to further penetrate our vertical markets as well as expand our supply chain offerings, all of which will contribute to the long-term growth of our company,” concluded Coyne.

Summary of Results for First-Quarter 2012

Table 1

	Year-to-Date March 31,		Change
	2012	2011	%
	(in thousands, except per share amounts)
Revenues	$346,501	$312,869	10.7%
EBITDA	$159,192	$139,057	14.5%
Net income	$74,601	$65,876	13.2%
Adjusted net income	$79,753	$70,949	12.4%
Diluted GAAP EPS	$0.44	$0.37	18.9%
Diluted adjusted EPS	$0.47	$0.40	17.5%

Revenue

Revenue grew 10.7% for the quarter ended March 31, 2012. Excluding the effect of recent acquisitions (Bloodhound and Health Risk Partners), revenue grew 7.7%. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For first-quarter 2012, Decision Analytics revenue represented approximately 58% of total revenue.

Table 2A

	Year-to-Date March 31,		Change
	2012	2011	%
	(in thousands)
Decision Analytics revenues by category:
Insurance	$116,336	$105,300	10.5%
Mortgage and financial services	34,275	32,696	4.8%
Healthcare	30,448	15,617	95.0%
Specialized markets	20,473	18,713	9.4%

Total Decision Analytics	$201,532	$172,326	16.9%

Within the Decision Analytics segment, revenue grew 16.9% for first-quarter 2012, and organic growth was 9.6% excluding acquisitions and the transfer of property-specific revenue to Decision Analytics as discussed below. Growth in the quarter was driven by strong increases in healthcare and good contributions from our insurance-facing and specialized markets revenue categories.

Within the insurance vertical, revenue growth was 10.5% for the first quarter of 2012, all of which was organic. During the quarter, our loss quantification solutions delivered double-digit growth as a result of new customer contracts and new offerings such as our contents tools. Catastrophe modeling solutions continued good growth, benefiting from new and expanded use of our models, including use of our models in almost all catastrophe bond issuances in the quarter. Our insurance fraud claims solutions also continued good revenue growth driven by annual invoice increases for certain solutions.

In the mortgage and financial services vertical, revenue increased 4.8% in first-quarter 2012 and, after adjusting for the 2012 transition of appraisal tool revenue into the mortgage category from Risk Assessment, declined 4.1%. The decline in revenue reflected continued lower volumes in our forensic audit solutions for certain customers, which were not offset by growth from new customers. Our underwriting solutions experienced growth in the quarter that outpaced the underlying origination market.

In the healthcare vertical, revenue grew 95.0% in the first quarter. Total revenue growth included the 2011 acquisitions of Bloodhound and Health Risk Partners. The 2012 acquisition of MediConnect will be included beginning in second-quarter 2012. Organic growth was 32.9% in the first quarter, reflecting continued customer implementations and new customer sales.

In the specialized markets category, revenue grew 9.4% in first-quarter 2012 driven by good growth in both our environmental health and safety solutions and our weather and climate analytics.

Table 2B

	Year-to-Date
	March 31,		Change
	2012	2011	%
	(in thousands)
Risk Assessment revenues by category:
Industry-standard insurance programs	$99,134	$92,857	6.8%
Property-specific rating and underwriting information	32,557	34,497	(5.6)%
Statistical agency and data services	7,724	7,742	(0.2)%
Actuarial services	5,554	5,447	2.0%

Total Risk Assessment	$144,969	$140,543	3.1%

Within the Risk Assessment segment, revenue grew 3.1% for the quarter and 5.2% excluding the transfer of property-specific revenue to Decision Analytics as discussed below. The overall increase within the segment was due primarily to 6.8% revenue growth in industry-standard insurance programs resulting primarily from growth in 2012 invoices effective from January 1 as well as good performance from premium leakage solutions.

Property-specific rating and underwriting information revenue declined 5.6% including the transfer of $2.9 million of revenue in first-quarter 2012 from property-specific revenue into the mortgage revenue category of Decision Analytics. Excluding the impact of this transfer, property-specific rating and underwriting information revenue grew 2.8%, as new sales and higher volumes from certain customers offset lower volumes from others. Statistical agency and data services declined 0.2% in the first quarter, and actuarial services were up 2.0%.

Cost of Revenue

Cost of revenue increased 7.0% in first-quarter 2012 and 3.2% excluding acquisitions. The increase relates primarily to the impact of 2011 annual compensation increases and increased headcount, primarily in Decision Analytics, in support of the growth of our business. Cost of revenue decreased 3.9% for Risk Assessment and increased 13.7% for Decision Analytics (7.6% excluding recent acquisitions) in first-quarter 2012.

Selling, General and Administrative

Selling, general and administrative expense, or SG&A, increased 9.6% in first-quarter 2012 and 5.1% excluding recent acquisitions. The increase relates primarily to the impact of 2011 annual compensation increases and increased headcount in support of the growth of our business. SG&A increased 2.5% for Risk Assessment. SG&A grew 14.1% for Decision Analytics and 6.8% excluding recent acquisitions.

EBITDA

For first-quarter 2012, consolidated EBITDA grew 14.5% to $159.2 million, with a consolidated EBITDA margin of 45.9%.

Table 3

	Year-to-Date
	March 31,		Change
	2012	2011	%
	(in thousands)
Segment EBITDA:
Decision Analytics	$79,257	$64,898	22.1%
EBITDA margin	39.3%	37.7%
Risk Assessment	$79,935	$74,159	7.8%
EBITDA margin	55.1%	52.8%
Total EBITDA	$159,192	$139,057	14.5%
EBITDA margin	45.9%	44.4%

Risk Assessment segment EBITDA grew 7.8% and Decision Analytics segment EBITDA grew 22.1% in first-quarter 2012 versus the previous year, as shown in Table 3.

The first-quarter 2012 EBITDA margin in Risk Assessment increased to 55.1% from 52.8% in first-quarter 2011 because revenue outpaced our primary costs, which were personnel-related. The first-quarter 2012 EBITDA margin for Decision Analytics increased to 39.3% from 37.7% in first-quarter 2011 because revenue outpaced our primary costs, which were personnel-related, and capitalization of some employee salaries related to certain internally developed software projects increased.

Net Income and Adjusted Net Income

Net income increased 13.2% in first-quarter 2012 driven by growth in the business, which was partially offset by increased borrowing costs associated with higher debt levels due to acquisitions and share buybacks. Adjusted net income grew 12.4% for first-quarter 2012. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:

Table 4

	Year-to-Date
	March 31,		Change
	2012	2011	%
	(in thousands, except per share amounts)
Net income	$74,601	$65,876	13.2%
plus: Amortization of intangibles	8,587	8,455

less: Income tax effect on amortization of intangibles	(3,435)	(3,382)

Adjusted net income	$79,753	$70,949	12.4%

Basic adjusted EPS	$0.48	$0.42	14.3%

Diluted adjusted EPS	$0.47	$0.40	17.5%

Weighted average shares outstanding
Basic	164,836,992	169,030,227

Diluted	171,350,820	176,964,192

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $189.6 million and increased $44.0 million, or 30.2%, for the three-month period ended March 31, 2012, compared with the same period in 2011. This growth was the result of a $12.5 million increase caused by the improved profitability of the business, a $28.2 million decrease in working capital, and a $3.1 million decrease in interest paid due to the semiannual timing of certain bond interest payments.

Capital expenditures were $15.9 million in the three months ended March 31, 2012, a decrease of $2.8 million over the same period in 2011 due to the completion of the computing system periodic upgrade in 2011. Capital expenditures were 4.6% of revenue in the three months ended March 31, 2012. Net cash provided by operating activities less capital expenditures represented more than 100% of EBITDA in the first three months of 2012 because of the typical first-quarter payments for annual contracts for a portion of our business.

Share Repurchases and Revolving Credit Facility

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In first-quarter 2012, the company repurchased shares for a total cost of $38.9 million at an average price of $42.40. At March 31, 2012, the company had $267.9 million remaining under its share repurchase authorization.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, May 2, 2012, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #72639222.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5

	Year-to-Date
	March 31,		Change
	2012	2011	%
	(in thousands)
Net income	$74,601	$65,876	13.2%

Depreciation and amortization of fixed and intangible assets	20,231	19,760	2.4%
Investment income and realized gain on securities, net	(435)	(372)	16.9%
Interest expense	16,385	9,615	70.4%
Provision for income taxes	48,410	44,178	9.6%

EBITDA	$159,192	$139,057	14.5%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. The company defines “EBITDA” as net income before investment and other income, realized gain on securities, interest expense, income taxes, and depreciation and amortization of fixed and intangible assets.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2012 (Unaudited) and December 31, 2011

	2012 unaudited	2011
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$114,930	$191,603
Available-for-sale securities	4,968	5,066
Accounts receivable, net of allowance for doubtful accounts as of March 31, 2012 and December 31, 2011 of $3,990 and $4,158, respectively	194,540	153,339
Prepaid expenses	28,619	21,905
Deferred income taxes, net	13,500	3,818
Federal and foreign income taxes receivable	18,891	25,242
State and local income taxes receivable	4,856	11,433
Other current assets	39,536	41,248

Total current assets	419,840	453,654
Noncurrent assets:
Fixed assets, net	124,781	119,411
Intangible assets, net	375,742	226,424
Goodwill	933,298	709,944
Deferred income taxes, net	—	10,480
Other assets	38,382	21,193

Total assets	$1,892,043	$1,541,106

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$144,974	$162,992
Acquisition related liabilities	250	250
Short-term debt and current portion of long-term debt	130,478	5,554
Pension and postretirement benefits, current	2,912	4,012
Fees received in advance	288,942	176,842

Total current liabilities	567,556	349,650
Noncurrent liabilities:
Long-term debt	1,099,285	1,100,332
Pension benefits	99,757	109,161
Postretirement benefits	15,792	18,587
Deferred income taxes, net	39,868	—
Other liabilities	80,043	61,866

Total liabilities	1,902,301	1,639,596
Commitments and contingencies
Stockholders’ deficit:
Common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 165,550,091 and 164,285,227 outstanding as of March 31, 2012 and December 31, 2011, respectively	137	137
Unearned KSOP contributions	(648)	(691)
Additional paid-in capital	917,884	874,808
Treasury stock, at cost, 378,452,947 and 379,717,811 shares as of March 31, 2012 and December 31, 2011, respectively	(1,501,414)	(1,471,042)
Retained earnings	651,186	576,585
Accumulated other comprehensive losses	(77,403)	(78,287)

Total stockholders’ deficit	(10,258)	(98,490)

Total liabilities and stockholders’ deficit	$1,892,043	$1,541,106

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2012 and 2011

	2012	2011
	(In thousands, except for share and per share data)
Revenues	$346,501	$312,869

Expenses:
Cost of revenues (exclusive of items shown separately below)	133,330	124,556
Selling, general and administrative	53,979	49,256
Depreciation and amortization of fixed assets	11,644	11,305
Amortization of intangible assets	8,587	8,455

Total expenses	207,540	193,572

Operating income	138,961	119,297
Other income/(expense):
Investment income	105	10
Realized gain on securities, net	330	362
Interest expense	(16,385)	(9,615)

Total other expense, net	(15,950)	(9,243)

Income before income taxes	123,011	110,054
Provision for income taxes	(48,410)	(44,178)

Net income	$74,601	$65,876

Basic net income per share	$0.45	$0.39

Diluted net income per share	$0.44	$0.37

Weighted average shares outstanding:
Basic	164,836,992	169,030,227

Diluted	171,350,820	176,964,192

VERISK ANALYTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2012 and 2011

	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$74,601	$65,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	11,644	11,305
Amortization of intangible assets	8,587	8,455
Amortization of debt issuance costs and original issue discount	545	309
Allowance for doubtful accounts	355	151
KSOP compensation expense	2,931	3,111
Stock based compensation	4,446	3,818
Noncash charges associated with performance-based appreciation awards	—	546
Realized gain on securities, net	(330)	(362)
Deferred income taxes	(349)	(158)
(Gain)/loss on disposal of assets	(7)	96
Other operating	10	15
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(34,479)	(37,475)
Prepaid expenses and other assets	(2,881)	(7,890)
Federal and foreign income taxes	40,511	35,954
State and local income taxes	6,754	4,830
Accounts payable and accrued liabilities	(20,966)	(22,100)
Fees received in advance	112,100	84,057
Pension and postretirement benefits	(11,590)	(4,349)
Other liabilities	(2,269)	(608)

Net cash provided by operating activities	189,613	145,581
Cash flows from investing activities:
Acquisitions, net of cash acquired for 2012 and 2011 of $29,387 and $0, respectively	(330,777)	—
Purchase of non-controlling equity investment in non-public companies	(2,000)	—
Escrow funding associated with acquisitions	(17,000)	—
Purchases of fixed assets	(17,442)	(13,648)
Purchases of available-for-sale securities	(791)	(960)
Proceeds from sales and maturities of available-for-sale securities	898	1,154

Net cash used in investing activities	(367,112)	(13,454)
Cash flows from financing activities:
Proceeds/(repayments) of short-term debt, net	125,000	(15,946)
Payment of debt issuance costs	—	(256)
Repurchase of Class A common stock	(36,792)	(73,578)
Proceeds from stock options exercised	14,589	3,579
Other financing	(2,124)	—

Net cash provided by/(used in) financing activities	100,673	(86,201)

Effect of exchange rate changes	153	338

(Decrease)/increase in cash and cash equivalents	(76,673)	46,264

Cash and cash equivalents, beginning of period	191,603	54,974

Cash and cash equivalents, end of period	$114,930	$101,238

Supplemental disclosures:
Taxes paid	$1,239	$3,351

Interest paid	$6,359	$9,479

Noncash investing and financing activities:
Repurchase of Class A common stock included in accounts payable and accrued liabilities	$3,332	$2,070

Deferred tax liability established on date of acquisition	$40,358	$—

Capital lease obligations	$422	$6,920

Capital expenditures included in accounts payable and accrued liabilities	$1,505	$310